LIGHTPATH TECHNOLOGIES, INC. 8-K

Exhibit 99.1

For Immediate Release

LightPath Restructures Debt with Net Debt Reduced by 32%

ORLANDO, FL – January 16, 2018 -- LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced the elimination of $5.7 million in principal debt plus amortized interest-to-date from the unsecured promissory note associated with the acquisition of ISP Optics Corporation (“ISP”) in December 2016 in exchange for 967,208 shares of the Company’s common stock and approximately $3.5 million in cash. At the time of the ISP acquisition, the Company issued a five-year subordinated note to the selling stockholders of ISP in the amount of $6.0 million.

The cash used for the elimination of the sellers’ note included approximately $600,000 from cash on hand and $2.9 million secured from an increase and refinancing of the Company’s credit facilities with Avidbank. LightPath had 24,702,866 common shares outstanding at December 31, 2017, which includes all other share issuances associated with the Company’s stock compensation programs and the redemption of all outstanding warrants. The 967,208 common shares issued in January 2018 in connection with the conversion of the sellers’ note into equity increases the current shares outstanding to approximately 25.7 million. The shares issued for the debt conversion along with the shares issued last quarter for the exercising of warrants combine for an increase of nearly 1.5 million outstanding shares. At current trading price for our shares, LightPath’s market capitalization has increased by approximately 6%.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, “These developments further strengthen our balance sheet and improve our cash flow. We are pleased to welcome the sellers of ISP as new shareholders and believe their ownership demonstrates confidence in the Company’s future.”

“The sellers’ note conversion into equity will result in the elimination of $3.3 million in net debt and related interest service. With the transactions announced today, our net debt has been reduced by approximately 32%. Shareholder dilution from the conversion of debt into equity is expected to be offset by the improvement in earnings given the reduced debt servicing.”

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in New York, Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, and industry outlook and market trends. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Dorothy Cipolla, CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305	Tel: 512-551-9296
jgaynor@lightpath.com	dcipolla@lightpath.com	jdarrow@darrowir.com
Web: www.lightpath.com	Web: www.lightpath.com	Web:www.darrowir.com